Exhibit 10.33
NRG Energy, Inc
Named Executive Officer Compensation

		2007 Annual Incentive
Name	Title	Plan Payout	2008 Base Salary
David Crane	President, Chief Executive Officer and Director	1,801,500	1,100,000

Robert C. Flexon	Executive Vice President and Chief Operating Officer (1)	736,668	660,000	(1)

Kevin T. Howell	Executive Vice President and Chief Administrative Officer (1)	425,733	480,000	(1)

J. Andrew Murphy	Executive Vice President and General Counsel	384,225	420,000

John W. Ragan	Executive Vice President and Regional President, Northeast	345,384	365,000

(1)	Effective March 1, 2008
     The Compensation Committee approved, effective March 1, 2008, a cash-based phantom-equity program (the “Phantom Plan”) for Mr. Howell that vests in full for all grants on August 1, 2010. This arrangement is designed to retain Mr. Howell through August 1, 2010, at a minimum, while continuing to align Mr. Howell’s compensation with shareholder value and improvements in corporate performance.
The Phantom Plan contains two elements:
•	Phantom Non-Qualified Units (PNQU’s) that track the performance of the NRG stock listed on the New York Stock Exchange and reward Mr. Howell in a similar manner as would a Non-Qualified Stock Option granted under the Company’s LTIP. The first grant of PNQU’s will be valued at the time of award, March 3, 2008. This price will be compared to the average closing price of the NRG stock for the 20 trading days prior to August 1, 2010. The gain in the stock price (if any) will be multiplied by the number of PNQU’s and paid in the form of cash as soon as practicable after August 1, 2010.

•	Phantom Restricted Stock Units (PRSU’s) will also track the performance of the NRG stock listed on the New York Stock Exchange. A cash award will be made as soon as practicable after August 1, 2010 that reflects the number of PRSU’s multiplied by the average closing price for the 20 trading days prior to August 1, 2010.
     Mr. Howell’s participation in the Phantom Plan precludes him from receiving additional equity awards under the LTIP that is otherwise in effect for the Company’s other executive officers. The Company anticipates awarding Mr. Howell with additional grants under the Phantom Program on March 3, 2009 and March 3, 2010 at a level of 2x base salary multiple. This multiple equals what would otherwise be his participation level in the LTIP. The value of all awards will be divided equally between PNQU’s and PRSU’s.
     In addition, Clint Freeland, Senior Vice President and Chief Financial Officer effective March 1, 2008, will have a base salary of $350,000. Mr. Freeland and Mr. Flexon will also receive an equity grant consisting of restricted stock units, non-qualified stock options and performance units under the Company’s Amended and Restated Long-Term Incentive Plan, with terms consistent with the annual equity awards granted to each of the Company’s executive officers in early January of each year.